Exhibit 99.1
Letter to Prospective Clients Engaged in a Procurement Process under which a PHS Proposal has been Submitted but an Award has not Been Made
Dear [NAME]:
We recently announced an agreement to merge the parent companies of PHS Correctional Healthcare (PHS) and Correctional Medical Services (CMS). Combining two of the country’s leading correctional healthcare providers will create a single team with best-in-class experience, staffing depth, proven best practices and leadership on an unmatched, solid financial platform. We will also have the resources needed to invest in systems and innovations required to meet the evolving needs of clients such as [NAME OF PROSPECTIVE CLIENT].
Because you are currently considering a proposal from PHS, I want to make sure you are aware of this news and provide you with information about the intended transaction which we expect to finalize in the second quarter of 2011. Most importantly for the current procurement process, our merger is not yet final. That means:
1)	Both companies remain completely separate organizations, competing in the open market and with rigid firewalls in place, which ensures there is no communication, collaboration or sharing of any proposal, cost proposals, market intelligence or any kind of proprietary information between the two organizations.

2)	The PHS proposal submitted to work on behalf of [NAME OF PROSPECTIVE CLIENT] in response to your RFP stands completely as is; if our proposal is selected, we will honor and abide by all terms of our proposal.

3)	The staff with whom you have been working at PHS will remain the same as you move forward through the procurement process.
Again, we believe this merger will bring together the best of both companies in ways that will directly benefit prospective clients like [NAME OF PROSPECTIVE CLIENT]. However, the merger is conditioned on appropriate regulatory and other approvals as a standard step in the process for any transaction such as this. Therefore, until the transaction is finalized it is business as usual and PHS stands fully behind all aspects of our proposal to you. If you have any questions, please contact me at your convenience.
Thank you.
Sincerely,

Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.
Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.